Exhibit 10.1

Certain identified information has been excluded from this exhibit because such information both (i) is not material and (ii) would likely cause competitive harm if publicly disclosed.

January 5, 2023

VIA E-MAIL

Shawn M. Leland

sleland@elevationoncology.com

Re:	Terms of Separation.

Dear Shawn:

This letter confirms the agreement (“Agreement”) between you and Elevation Oncology, Inc. (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.

1.Separation Date:  January 5, 2023 is your last day of employment with the Company (the “Separation Date”).  In addition, effective as of the Separation Date, you hereby resign from all officer and Board of Director positions with the Company and all subsidiaries thereof, without the need of acceptance or any further action by the Company.
1.Final Pay:  On the Separation Date, the Company will provide you a final paycheck for all wages, salary, reimbursable expenses, and any similar payments due you from the Company as of your separation from employment.  By signing below, you acknowledge that the Company does not owe you any other amounts, except as may become owed and payable under this Agreement.
2.Severance Benefits:  The Company has determined that your separation qualifies as a Qualifying Termination (as defined in the Change in Control and Severance Agreement, dated June 24, 2021, that you entered into with the Company (the “Severance Agreement”)) and that you are entitled to the benefits accompanying a Qualifying Termination, as set forth in and subject to the terms and conditions of the Severance Agreement.  Accordingly, in exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to provide you with the benefits accompanying a Qualifying Termination, as well as additional benefits as follows (collectively, the “Severance Benefits”):
a.Cash Severance:  The Company agrees to pay you, within ten (10) business days following the Effective Date (as defined below) of this Agreement: (i) a lump sum payment in the gross amount of $574,750.00, less applicable state and federal payroll deductions, which equals twelve (12) months of your base salary; and (ii) a lump sum payment in the gross amount of $300,306.88, less applicable state and federal payroll deductions, which reflects 95% achievement of your target annual bonus for the 2022 fiscal year.

Shawn M. Leland

b.Continuation of Benefits:  Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the full cost of the insurance premiums to continue your existing health, dental, and vision benefits for you and your eligible dependents until the earlier of: (i) the date upon which you become eligible to receive substantially similar health insurance coverage from another company; or (b) twelve (12) months following the Separation Date.  You must immediately notify the Company upon your eligibility to receive health insurance coverage from another company.
c.Partial Acceleration of Equity Vesting:  The Company agrees that your vesting in each of your outstanding Equity Awards (as defined in the Severance Agreement), excluding awards that would otherwise vest only upon or following satisfaction of performance criteria (including, for the avoidance of doubt, any awards subject to both performance-based and time-based vesting criteria), shall partially accelerate such that the Equity Awards shall become vested as of the Separation Date as though you had been employed by the Company for an additional twelve (12) months following the Separation Date.
d.Advisory Role; Extension of Exercise Period: Pursuant to the terms of the Advisory Agreement attached hereto as Exhibit A (the “Advisory Agreement”), the Company agrees to engage you as a Company advisor, with an effective date immediately following the Separation Date, until January 5, 2024 (the “Advisory Term”).  During the Advisory Term, your Equity Awards (with the partial vesting acceleration applied as set forth above in Section 3(d) above and excluding awards that would otherwise vest only upon or following satisfaction of performance criteria) shall continue to vest and continue to be governed by the applicable agreements that you entered into with the Company and applicable equity incentive plan under which the Equity Awards were granted.  For the avoidance of doubt, provided that you enter into this Agreement and the Advisory Agreement, they both become effective, and you provide advisory services through the end of the Advisory Term, you will vest in the Equity Awards for a total of twenty-four (24) months following the Separation Date (which reflects the partial acceleration of the Equity Awards you are receiving pursuant to Section 2(c) above and your opportunity to continue vesting in the Equity Awards through the end of the Advisory Term).    In the ordinary course, you would have ninety (90) days following the end of the Advisory Term to exercise your vested Equity Awards.  However, if you execute this Agreement and it becomes effective on its terms, the Company agrees to extend the deadline for you to exercise your vested Equity Awards to the twelve (12) month anniversary of the last day of the Advisory Term.  For the avoidance of doubt, if the Advisory Term expires prior to January 5, 2024 due to termination by either party, the twelve (12) month period to exercise your vested Equity Awards shall commence from such date of termination of the Advisory Agreement. You acknowledge that your engagement by the Company as an advisor and the foregoing extension to the exercise period may cause your incentive stock options to be reclassified as a non-qualified stock options under applicable tax laws, and that you and not the Company shall be solely responsible for any tax consequences relating to such reclassification, including satisfaction of all applicable tax withholding requirements that become due upon exercise.

Shawn M. Leland

By signing below, you expressly acknowledge that you are receiving the Severance Benefits in consideration for waiving your rights to claims referred to in this Agreement and that the Severance Benefits satisfy all obligations the Company may have to provide you with severance or separation compensation under the terms of the Severance Agreement, your Employment Agreement with the Company, dated July 12, 2019 (as amended), or otherwise.

3.Return of Company Property:  You hereby warrant to the Company that, no later than the last day of the Advisory Term, you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.
4.Proprietary Information; Post-Employment Obligations:  You hereby acknowledge that: (a) you continue to be bound by the attached Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, as amended (Exhibit B hereto); (b) as a result of your employment with the Company, you have had access to the Company’s proprietary and/or confidential information, and you will continue to hold all such information in strictest confidence and not make use of it on behalf of anyone; and (c) you must, and by your signature below confirm that you will deliver, by the Separation Date, all documents and data of any nature containing or pertaining to such information, and not take with you, or otherwise retain in any respect, any such documents or data or any reproduction thereof.  In addition, you agree that you will be bound by the Non-Competition and Non-Solicitation provisions set forth in Section 6 of the Severance Agreement.
5.General Release and Waiver of Claims:
a.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company.  To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the Colorado Fair Employment Practices Act, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims of sexual harassment or other unlawful harassment (although you acknowledge that you have not asserted, and you are otherwise not aware of any basis for, any claim against Releasees of or involving sexual harassment), claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
b.You hereby acknowledge that you are aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her

Shawn M. Leland

favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee.  With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect.

c. You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity, or any claims for enforcement of this Agreement.  To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

6.Covenant Not to Sue:
a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
b.Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
7.Protected Rights:  You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”).  You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Agreement does not limit your right to receive an award for information provided to any Government Agencies.
8.Non-disparagement:  You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement.  Nothing in this paragraph shall prohibit you from providing truthful information in response to a subpoena or other legal process.
9.Arbitration:  Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in New York, New York through JAMS, any and all disputes or claims arising out of or related to

Shawn M. Leland

the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement.  Any arbitration may be initiated by a written demand to the other party.  The arbitrator’s decision shall be final, binding, and conclusive.  The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law.  The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
10.No Admission of Liability:  This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns.  This Agreement shall be afforded the maximum protection allowable under the Federal Rules of Evidence 408 and/or any other state or federal provisions of similar effect.
11.Complete and Voluntary Agreement:  This Agreement, together with Exhibits A and B hereto and any agreements that you have entered into with the Company regarding the Equity Awards, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter.  You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
12.Severability:  The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable.  Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
13.Modification; Counterparts; Facsimile/PDF Signatures:  It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original and a copy of a signature will be admissible in any legal proceeding as if an original.
14.Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Shawn M. Leland

15.Effective Date; Expiration of Offer:  This Agreement is effective on the date it is signed by both parties (the “Effective Date”).  This offer will expire three (3) days from your receipt of this Agreement.

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me.  I wish you the best in your future endeavors.

Sincerely,

ELEVATION ONCOLOGY, INC.

By: /s/ Steve Elms

Steve Elms

Chair of Board of Directors

READ, UNDERSTOOD AND AGREED

/s/ Shawn M. Leland  Date: 1/5/2023
Shawn M Leland